Exhibit 5.1

Carey Olsen Jersey LLP

47 Esplanade

St Helier

Jersey JE1 0BD

Channel Islands

T +44 (0)1534 888900

F +44 (0)1534 887755

E jerseyco@careyolsen.com

Our ref Your ref	GEC/SMK/ZS/1079774/0005/J24675846v2

Birkenstock Holding plc 47 Esplanade St. Helier Jersey JE1 OBD		13 February 2025

Dear Sirs

Birkenstock Holdings plc (the "Company") - Registration of Securities under the US Securities Act of 1933, as amended (the "Securities Act")

1.
Background
1.1.
We have acted as the Company's Jersey legal advisers in connection with the registration of a shelf registration statement on Form F-3ASR dated 13 February 2025 (the "Registration Statement") pursuant to which it may, subject to complying with all applicable laws, from time to time offer and issue or be able to issue ordinary shares of no par value in the capital of the Company (the "Shares" with such rights and obligations as set out and as described more fully in the Registration Statement) and certain selling shareholders to be named in one or more prospectus supplement(s) may, subject to complying with all applicable laws, from time to time offer and sell Shares.
1.2.
Each offer and sale of Shares will be the subject of a prospectus supplement which, taken together with the base prospectus set out in the Registration Statement, will form a prospectus (a "Prospectus").
1.3.
The Company has asked us to provide this opinion in connection with the registration of the Shares under the Securities Act (the "Opinion").
1.4.
In this Opinion, "non-assessable" means, in relation to a Share, that the price for which the Company agreed to issue that Share has been paid in full to the Company, so that no further sum is payable to the Company by any holder of that Share in respect of the price of that Share.
2.
Documents Examined

2.1.
We have examined all such documents as we have considered necessary or advisable for the purpose of giving this Opinion, including the following:-
2.1.1.
the Registration Statement;

Carey Olsen Jersey LLP is registered as a limited liability partnership in Jersey with registered number 80.

BERMUDA BRITISH VIRGIN ISLANDS CAYMAN ISLANDS GUERNSEY JERSEY

CAPE TOWN HONG KONG LONDON SINGAPORE

Birkenstock Holding plc

13 February 2025

2.1.2.
the certificate of the chairman of the board of directors certifying the minutes recording the resolutions of the directors of the Company passed on 13 February 2025 at a meeting of the board of directors at which the directors (among other things) approved the Registration Statement;
2.1.3.
the Company’s certificate of continuance dated 25 April 2023;
2.1.4.
the Company’s memorandum and articles of association as in force as at the date of this Opinion; and
2.1.5.
a consent to issue shares dated 25 April 2023 issued to the Company by the Jersey Financial Services Commission under the Control of Borrowing (Jersey) Order 1958.
2.2.
For the purposes of this Opinion, we have, with the Company's consent, relied upon certificates and other assurances of directors and other officers of the Company as to matters of fact, without having independently verified such factual matters.
3.
Assumptions
3.1.
For the purposes of giving this Opinion we have assumed:-
3.1.1.
the authenticity, accuracy, completeness and conformity to original documents of all copy documents and certificates of officers of the Company examined by us;
3.1.2.
that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents;
3.1.3.
the accuracy and completeness in every respect of all certificates and other assurances of directors or officers of the Company given to us for the purposes of giving this Opinion and that (where relevant) such certificates would be accurate if they had been given as of the date hereof;
3.1.4.
that the directors have not exceeded any applicable allotment authority conferred on the directors by the shareholders; and
3.1.5.
that there is no provision of the law or regulation of any jurisdiction other than Jersey which would have any adverse implication in relation to the opinion expressed hereunder.
4.
Opinion

As a matter of Jersey law, and on the basis of and subject to the above and the qualification below, we are of the opinion that, once (i) the offer and sale of any Shares has been duly authorised; (ii) the Shares are sold, issued and delivered against payment in accordance with the terms of any Prospectus and/or any relevant underwriting, purchase or similar agreement; (iii) the relevant transferee has been entered into the Company's register of members as the holder of the relevant Shares (if and when required); and (iv) all necessary consents have been obtained from the Jersey Financial Services Commission in respect of any Prospectus, the Shares will be validly issued, fully paid and non-assessable.

5.
Qualification

This Opinion is subject to any matter of fact not disclosed to us.

Birkenstock Holding plc

13 February 2025

6.
Governing Law, Limitations, Benefit and Disclosure
6.1.
This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.
6.2.
This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.
6.3.
We assume no obligation to advise you (or any other person who may rely on this Opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed herein.
6.4.
We consent to the filing of a copy of this Opinion as Exhibits 5.1 and 23.2 to the Registration Statement and to reference to us being made on the cover page and in the paragraph of the base prospectus forming part of the Registration Statement headed "Legal Matters". In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Carey Olsen Jersey LLP

Carey Olsen Jersey LLP